Exhibit 99.1

October 29, 2022

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES CHANGES IN PRINCIPAL OFFICERS

Dallas, Texas - Bridgford Foods Corporation (Nasdaq: BRID) today announced that effective October 29, 2022, Raymond F. Lancy, Chief Financial Officer, Executive Vice President, Treasurer and Member of the Executive Committee will reduce his work schedule to 3 days a week. Mr. Lancy plans to fully retire on February 1, 2023. Cindy Matthews-Morales will be appointed Chief Financial Officer and member of the Executive Committee effective October 29, 2022. Mr. Lancy will become Vice President and Treasurer until February 1, 2023. The Company will execute a consulting agreement with Mr. Lancy in case there is a need for his services or for special projects. Mr. Lancy will remain on the Board of Directors for the upcoming term in 2023.

CONTACT:	Bridgford Foods Corporation
Cindy Matthews-Morales, 714/526-5533